Exhibit (j)(1)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 21 to File No. 333-00479; Amendment No. 23 to File No. 811-07507) of Scudder Investments VIT Funds of our reports on the financial statements and financial highlights of Scudder VIT Equity 500 Index Fund, Scudder VIT Small Capital Index Fund, and Scudder VIT EAFE Equity Index Fund, dated February 6, 2004, included in the 2003 Annual Reports to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 23, 2004